EXHIBIT 99.1

COACHMEN INDUSTRIES, INC.
 2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515 o 574/262-0123 o Fax 574/262-8823

NEWS RELEASE

For immediate release, Monday, November 29, 2004

COACHMEN SUES COLEMAN
Seeks to Protect Rights Under Licensing Agreement

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced the judge presiding over the legal dispute between Fleetwood Enterprises, Inc. and The Coleman Company, Inc. entered an order granting Fleetwood’s request for an injunction against Coleman, prohibiting their use of the trademark registration “Coleman” in the recreational vehicle industry. To protect its rights under its existing license agreement with Coleman, Consolidated Leisure Industries, LLC, doing business as the Coachmen RV Group, has filed suit against The Coleman Company, Inc. in federal court in Kansas City, Kansas, to enforce its rights under the License Agreement.

Coachmen Chairman and CEO, Claire Skinner stated, “We have a signed, exclusive license from the owner of the ‘Coleman’ brands, The Coleman Company, Inc., to use the ‘Coleman’ brand in the recreational vehicle market for the next 15 years, and thereafter. ‘Exclusive’ means only we can use the ‘Coleman’ brands in the recreational vehicle market. We do not intend to relinquish those rights, we will fight for them, and we intend to exercise them.”

Until this matter is finally and completely adjudicated, Coachmen will introduce and market the new products under a different name, through an independent body of dealers. The new Camping Trailer and Travel Trailer lines which were to be launched under the “Coleman” brand will be on display at the Recreational Vehicle Industry Association National RV Trade Show in Louisville, Kentucky, from November 30 through December 2, 2004.

Coachmen Industries, Inc., now celebrating its 40th anniversary, is one of America’s leading manufacturers of recreational vehicles with well-known brand names including COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. The Company’s subsidiary, ALL AMERICAN HOMES®, is one of the nation’s largest producers of systems-built homes. Coachmen Industries is also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC is a subsidiary that produces custom composite and thermoformed plastic parts for numerous industries

–MORE–

Dedicated to the Enrichment of Your Life

Coachmen Sues Coleman; Seeks to Protect Rights Under Licensing Agreement

November 29, 2004

under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the condition of the telecommunications industry which purchases modular structures, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, the Company’s dependence on chassis and appliance suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, uncertainties related to launch of a new brand product line of recreational vehicles, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:
Media:
Rich Allen, Corporate Communications
574-262-0123 (Elkhart, Ind.)

Financial:
Joe Tomczak, Executive Vice President and Chief Financial Officer
574-262-0123

Jeff Tryka, Director of Planning and Investor Relations
574-262-0123

‡‡‡